Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 1, 2005

among

REGENCY CENTERS, L.P.,

as Borrower,

REGENCY CENTERS CORPORATION,

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO AND THEIR

ASSIGNEES UNDER SECTION 10.8. HEREOF,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger

and

as Administrative Agent

SECTION 10.11. Litigation.	51
SECTION 10.12. Confidentiality.	52
SECTION 10.13. Counterparts; Integration.	52
SECTION 10.14. Invalid Provisions.	52
SECTION 10.15. Existing Credit Agreement Provisions.	52

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Guaranty
Exhibit C	Form of Note
Exhibit D	Form of Notice of Continuation
Exhibit E	Form of Notice of Conversion
Exhibit O-1	Form of Opinion of Counsel to the Loan Parties
Exhibit O-2	Form of Opinion of Counsel to the Agent

Schedule 6.1.	Ownership Structure

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of June 1, 2005 by and among REGENCY CENTERS, L.P., a Delaware limited partnership (the “Borrower”), REGENCY CENTERS CORPORATION, a Florida corporation formerly known as Regency Realty Corporation (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees under Section 10.8. (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Sole Lead Arranger (the “Sole Lead Arranger”) and as contractual representative of the Lenders to the extent and in the manner provided in Article IX. below (in such capacity, the “Agent”).

WHEREAS, the Borrower and Macquarie CountryWide (US) No. 2 Corporation, a Subsidiary of Macquarie CountryWide Trust, are the sole members of Macquarie CountryWide-Regency II, LLC, a limited liability company formed under the laws of the State of Delaware (the “Joint Venture”);

WHEREAS, the Joint Venture has entered into that certain Purchase and Sale Agreement dated as of February 14, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) by and among the Joint Venture, the Parent, Macquarie CountryWide Trust, California Public Employees’ Retirement System, USRP Texas GP, LLC, U.S. Retail Partners, LLC, Eastern Shopping Centers Holdings, LLC and First Washington Investment I, LLC, pursuant to which the Joint Venture is to acquire (the “Acquisition”) the Acquisition Portfolio (as defined below);

WHEREAS, the Borrower has requested that the Lenders make to the Borrower term loans in an aggregate principal amount of $275,000,000 which the Borrower will use to make a capital contribution to the Joint Venture; and

WHEREAS, the Lenders are willing to make to the Borrower such term loans on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. Definitions.

The following terms, as used herein, have the following meanings:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquisition” has the meaning given that term in the second “WHEREAS” clause of this Agreement.

“Acquisition Portfolio” means each Property owned by Eastern Shopping Centers Holdings, LLC, U.S. Retail Partners, LLC or any of their respective Subsidiaries at the time the Joint Venture acquires all of the Equity Interests in Eastern Shopping Centers Holdings, LLC, USRP Texas GP, LLC and U.S. Retail Partners, LLC pursuant to the Purchase Agreement.

“Additional Costs” has the meaning given that term in Section 4.1.

“Affiliate” means, with respect to a Person, any other Person: (a) directly or indirectly controlling, controlled by, or under common control with, such first Person; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in such first Person; or (c) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of local, state, federal and foreign constitutions, statutes, rules, regulations, ordinances, decrees, permits, concessions and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” shall mean, as of any date of determination, the respective percentage rates set forth below corresponding to the Credit Ratings of the Borrower and the Parent as assigned by the applicable Rating Agencies:

Level	Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	BBB/Baa2 (or equivalent) or higher	0.65%	0.00%
2	BBB-/Baa3 (or equivalent)	0.85%	0.00%
3	Less than BBB-/Baa3 (or equivalent)	1.15%	0.00%

The Agent shall determine the Applicable Margin from time to time in accordance with the above table and the provisions of this definition and notify the Borrower and the Lenders of such determination. If the Rating Agencies assign Credit Ratings which correspond to different Levels in the above table resulting in different Applicable Margin determinations, the Applicable Margin will be determined based on the Level corresponding to the lower of the two Credit Ratings. During any period that the Borrower or the Parent receives more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall equal the average of the Applicable Margins as determined in accordance with the two lowest of such Credit Ratings; provided that one of such Credit Ratings has been issued by either S&P or Moody’s and such Credit Rating is an Investment Grade Rating. Each change in the Applicable Margin resulting from a change in a Credit Rating of the Borrower or the Parent shall take effect on the first calendar day of the month following the month in which such Credit Rating is publicly announced by the relevant Rating Agency. As of the Agreement Date, the Applicable Margin for LIBOR Loans equals 0.65% and for Base Rate Loans equals 0.0%.

“Assignee” has the meaning given that term in Section 10.8.(c).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the greater of (a) the rate of interest per annum established from time to time by the Lender then acting as Agent and designated as its prime rate (which rate of interest may not be the lowest rate charged by such bank, the Agent or any of the Lenders on similar loans) and (b) the Federal Funds Rate plus one-half of one percent (0.5%). Each change in the Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

“Base Rate Loan” means any Loan hereunder with respect to which the interest rate is calculated by reference to the Base Rate.

“Business Day” means (a) any day other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or San Francisco, California are authorized or required to close and (b) with reference to LIBOR Loans, any such day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capitalized Lease Obligation” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

“Commitment” means, as to each Lender, such Lender’s obligation to make a Loan pursuant to Section 2.1. in an amount up to, but not exceeding, the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 10.8.

“Consolidated Subsidiary” means, with respect to a Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to the next Interest Period pursuant to Section 2.3.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.4.

“Credit Rating” means the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of the Borrower or the Parent, as the case may be.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning given that term in Section 3.5.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in accordance with the provisions of Section 10.7.

“Eligible Assignee” means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person.

“Event of Default” means the occurrence of any of the events specified in Section 8.1., whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body; provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Existing Credit Agreement” means, subject to Section 10.15.(a), the Amended and Restated Credit Agreement dated as of March 26, 2004, by and among the Borrower, the Parent, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Agent, and the other parties thereto.

“Existing Credit Agreement Default” means any event or condition set forth in Section 10.1. of the Existing Credit Agreement.

“Existing Credit Agreement Representations” means the representations and warranties set forth in Article VII of the Existing Credit Agreement.

“Federal Funds Rate” means, on any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as reasonably determined by the Agent.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the Guaranty executed and delivered by the Guarantors substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “TLCP” toxicity, “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication and determined on a consolidated basis): (a) obligations of such Person in respect of money borrowed; (b) obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations; (f) all Indebtedness of other Persons which (i) such Person has Guaranteed or which is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person; (g) all

Indebtedness of any other Person of which such Person is a general partner; and (h) with respect to Indebtedness of an Unconsolidated Affiliate, (i) all such Indebtedness which such Person has Guaranteed or is otherwise obligated on a recourse basis and (ii) such Person’s Ownership Share of all other Indebtedness of such Unconsolidated Affiliate.

“Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in the Notice of Borrowing or a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. In addition to such periods, the Borrower may request Interest Periods for LIBOR Loans having durations of at least 7, but not more than 30, days no more than seven times during the term of this Agreement but only in anticipation of (a) the Borrower’s prepayment of such LIBOR Loans from equity or debt offerings, financings or proceeds resulting from the sale or other disposition of major assets of the Borrower or any of its Subsidiaries or (b) changes in the amount of the Lenders’ Commitments associated with a modification of this Agreement. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding either of the immediately preceding clauses (i) and (ii) but except as otherwise provided in the second sentence of this definition, no Interest Period for any LIBOR Loan shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person: (a) the purchase or other acquisition of any share of capital stock or other equity interest, evidence of Indebtedness or other security issued by any other Person; (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person; (c) any Guarantee of the Indebtedness of any other Person; (d) the subordination of any claim against a Person to other Indebtedness of such Person; and (e) any other investment in any other Person.

“Investment Grade Rating” means a Credit Rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Joint Venture” has the meaning given that term in the first “WHEREAS” clause of this Agreement.

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto, or in any applicable Assignment or Acceptance Agreement or such other office of such Lender as such Lender may notify the Agent from time to time.

“LIBO Rate” means, with respect to each Interest Period, for any LIBOR Loan, the average rate of interest per annum (rounded upwards, if necessary, to the next highest 1/16th of 1%) at which deposits in immediately available funds in Dollars are offered to the Lender then acting as Agent (at approximately 9:00 a.m., two Business Days prior to the first day of such Interest Period) by first class banks in the interbank Eurodollar market, for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates. Each determination of the LIBO Rate by the Agent shall, in absence of demonstrable error, be conclusive and binding.

“LIBOR Loan” means any Loan hereunder with respect to which the interest rate is calculated by reference to the LIBO Rate for a particular Interest Period.

“Lien” as applied to the property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction.

“Loan” means a loan made by a Lender under Section 2.1.

“Loan Document” means this Agreement, each of the Notes, the Guaranty, each Accession Agreement, any agreement evidencing the fees referred to in Section 3.1. and each other document or instrument executed and delivered by the Borrower or any other Loan Party in connection with this Agreement or any of the other foregoing documents.

“Loan Party” means the Borrower, the Parent and each other Guarantor.

“Materially Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of (i) the Borrower and its Consolidated Subsidiaries, taken as a whole or (ii) the Parent and its Consolidated Subsidiaries, taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of such Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of such Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith. Except with respect to representations made or deemed made by the Borrower under Article VI. or in any of the other Loan Documents to which it is a party, all determinations of materiality shall be made by the Agent in its reasonable judgment unless expressly provided otherwise.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Cash Proceeds” means (a) the aggregate amount of all cash received by the Parent, the Borrower or any Subsidiary in respect of an Equity Issuance by the Parent, the Borrower or any Subsidiary (other than any Equity Issuance to the Parent, the Borrower or any Subsidiary) effected during the term of this Agreement less (b) investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Parent, the Borrower or any Subsidiary in connection with such Equity Issuance.

“Non-Guarantor Entity” means any Subsidiary that is not required to become a party to the Guaranty under Section 7.3.(a).

“Note” means a promissory note of the Borrower substantially in the form of Exhibit C, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment as originally in effect and otherwise duly completed.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.3. evidencing the Borrower’s request for the Continuation of a borrowing of Loans.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.4. evidencing the Borrower’s request for the Conversion of a borrowing of Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) any and all renewals and extensions of any of the foregoing and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Agent and/or the Lenders of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet

Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement regarding Macquarie CountryWide-Regency II, LLC dated June 1, 2005 by and between Macquarie CountryWide (US) No. 2 Corporation, Macquarie-Regency Management LLC and the Borrower.

“Parent” means Regency Centers Corporation, a Florida corporation formerly known as Regency Realty Corporation, together with its successors and assigns.

“Participant” has the meaning given that term in Section 10.8.(b).

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs; (b) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use; (c) the following to the extent no Lien has been filed in any jurisdiction or agreed to: (i) Liens for taxes not yet due and payable; or (ii) Liens imposed by mandatory provisions of Applicable Law such as for materialmen’s, mechanic’s, warehousemen’s and other like Liens arising in the ordinary course of business, securing payment of Indebtedness the payment of which is not yet due; (d) Liens for taxes, assessments and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and in which reserves acceptable to the Agent have been provided; (e) Liens expressly permitted under the terms of the Loan Documents; (f) Liens granted pursuant to any Loan Document; and (g) any extension, renewal or replacement of the foregoing to the extent such Lien as so extended, renewed or replaced would otherwise be permitted hereunder.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Office” means the office of the Agent located at 2120 E. Park Place, Suite 100, El Segundo, California 90245, or such other office of the Agent as the Agent may designate from time to time.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Property” means, with respect to any Person, any parcel of real property, together with any building, facility, structure, equipment or other asset located on such parcel of real property, in each case owned by such Person.

“Purchase Agreement” has the meaning given such term in the second “WHEREAS” clause of this Agreement.

“Purchase Documents” means collectively, the Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Rating Agencies” means any two nationally recognized securities rating agencies designated by the Borrower and acceptable to the Agent. One of such ratings agencies must be either (a) Moody’s or (b) S&P, but if both such corporations cease to act as a securities rating agency or cease to provide ratings with respect to the senior long-term unsecured debt obligations of the Borrower, the Borrower may designate as a replacement Rating Agency any nationally recognized securities rating agency acceptable to the Agent.

“Regulations U and X” means Regulations U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“Requisite Lenders” means, as of any date, Lenders having at least 66 2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Loans; provided, however, if there are fewer than 3 Lenders at such time then “Requisite Lenders” means all Lenders.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations issued pursuant thereto.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); and (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature and (c) that the Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning given that term in Section 3.10.

“Termination Date” means March 1, 2006.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

“Unconsolidated Affiliate” shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association, together with its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.

SECTION 1.2. General; References to Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with, and all financial statements required to be delivered under any Loan Document shall be prepared in accordance with, GAAP. With respect to any Property which has not been owned by a Loan Party for a full fiscal quarter, financial amounts with respect to such Property shall be adjusted appropriately to account for such lesser period of ownership unless specifically provided otherwise herein. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Unless otherwise indicated, all references to time are references to San Francisco, California time.

ARTICLE II. CREDIT FACILITY

SECTION 2.1. Loans.

(a) Making of Loans. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make a Loan to the Borrower in the principal amount equal to the amount of such Lender’s Commitment. No later than 9:00 a.m. San Francisco time on the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 12:00 noon San Francisco time on the Effective Date and in the manner specified by the Borrower in the request referred to in Section 5.1.(t). The Borrower may not reborrow any portion of the Loans once repaid.

(b) Obligations of Lenders. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

(c) Assumptions Regarding Funding by Lenders. Unless the Agent shall have been notified by any Lender prior to the Effective Date that such Lender will not make available to the Agent a Loan to be made by such Lender, the Agent may assume that such Lender will make the proceeds of such Loan available to the Agent on the date and at the time required hereunder in accordance with this Section and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender.

SECTION 2.2. Number of Interest Periods.

Anything herein to the contrary notwithstanding, there may be no more than 2 different Interest Periods with respect to LIBOR Loans outstanding at the same time.

SECTION 2.3. Continuation.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such

LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower’s giving of a Notice of Continuation not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation by the Borrower to the Agent. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefore, Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.4. In the case of the Continuation of only a portion of a LIBOR Loan, such portion shall be in the aggregate amount for all of the Lenders of $1,000,000 or integral multiples of $100,000 in excess of that amount.

SECTION 2.4. Conversion.

So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert the entire amount of all or a portion of a Loan of one Type into a Loan of another Type; provided, however, any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion. Each such Notice of Conversion shall be given not later than 9:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or telecopy confirmed immediately in writing if by telephone in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given. Each Conversion from a Base Rate Loan to a LIBOR Loan shall be in an aggregate amount for the Loans of all the Lenders of not less than $1,000,000 or integral multiples of $100,000 in excess of that amount.

SECTION 2.5. Interest Rate.

(a) All Loans. The unpaid principal of each Base Rate Loan shall bear interest from the date of the making of such Loan to but not including the date of repayment thereof at a rate per annum equal to the Base Rate in effect from day to day plus the Applicable Margin. The unpaid principal of each LIBOR Loan shall bear interest from the date of the making of such Loan to but not including the date of repayment thereof at a rate per annum equal to the LIBO Rate for such Loan for the Interest Period therefor plus the Applicable Margin.

(b) Default Rate. All past-due principal of, and to the extent permitted by Applicable Law, interest on, the Loans shall bear interest until paid at the Base Rate from time to time in effect plus four percent (4%).

SECTION 2.6. Repayment of Loans.

(a) Payment of Interest. All accrued and unpaid interest on the unpaid principal amount of each Loan shall be payable (i) in the case of a Base Rate Loan or a LIBOR Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) for all Loans, (A) on the Termination Date and (B) on any date on which the principal balance of such Loan is due and payable in full.

(b) Payment of Principal of Loans. The Borrower shall repay the aggregate outstanding principal balance of all Loans in full on the Termination Date.

(c) Optional Prepayments. The Borrower may, upon at least one Business Day’s prior notice to the Agent, prepay any Loan in whole at any time, or from time to time in part in an amount equal to $500,000 or integral multiples of $100,000 in excess of that amount, by paying the principal amount to be prepaid. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If the Borrower shall prepay the principal of any LIBOR Loan on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts, if any, due under Section 4.4.

(d) Mandatory Prepayments. If on any date the Borrower, the Parent or any of its Subsidiaries shall receive Net Cash Proceeds from an Equity Issuance by the Borrower, the Parent or any of its Subsidiaries, then such Net Cash Proceeds shall be applied within 2 Business Days of such date toward the prepayment of the Loans. The provisions of this subsection shall not apply to Net Cash Proceeds from an Equity Issuance by the Borrower or the Parent to the extent used to redeem, repurchase or otherwise acquire or retire preferred Equity Interest issued by the Parent or the Borrower.

(e) General Provisions as to Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Agent at the Principal Office, not later than 11:00 a.m. San Francisco time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender (i) on the date of receipt by the Agent if received not later than 11:00 a.m. San Francisco time on the due date of such payment or (ii) not later than the Business Day immediately following the date of receipt by the Agent if received after 11:00 a.m. San Francisco time on the due date of such payment. Such payments by the Agent shall be paid to a Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Agent fails to pay such amounts to such Lender within the time period provided in the immediately preceding clause (i) or (ii), as applicable, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

SECTION 2.7. Notes.

The Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

SECTION 2.8. Option to Replace Lenders.

If any Lender, other than the Agent in its capacity as such, shall:

(a) have notified Agent of a determination under Section 4.1.(a) or become subject to the provisions of Section 4.3.; or

(b) make any demand for payment or reimbursement pursuant to Section 4.1.(c) or Section 4.4.;

then, provided that (x) there does not then exist any Default or Event of Default and (y) the circumstances resulting in such demand for payment or reimbursement under Section 4.1.(c) or Section 4.4. or the applicability of Section 4.1.(a) or Section 4.3. are not applicable to the Requisite Lenders generally, the Borrower may either (x) demand that such Lender, and upon such demand such Lender shall promptly, assign its respective Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 10.8.(c) for a purchase price equal to the aggregate principal balance of Loans then outstanding and owing to such Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, any such assignment to be completed within 30 days after the making by such Lender of such determination or demand for payment or (y) within 30 days after the making by such Lender of such determination or demand for payment, pay to such Lender the aggregate principal balance of Loans then outstanding and owing to such Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, whereupon such Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. None of the Agent, such Lender, or any other Lender shall be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Assignee.

ARTICLE III. GENERAL LOAN PROVISIONS

SECTION 3.1. Fees.

The Borrower agrees to pay to the Agent such fees for services rendered by the Agent as shall be separately agreed upon between the Borrower and the Agent.

SECTION 3.2. Computation of Interest and Fees.

Unless set forth to the contrary herein, accrued interest on the Loans and all fees due hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day of a period).

SECTION 3.3. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (b) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the unpaid principal amounts of interest on such Loans then due and payable to the respective Lenders; and (c) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

SECTION 3.4. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.3. or Section 8.3., such Lender shall promptly either (i) remit such amounts received to the Agent for distribution to the Lenders in accordance with Section 3.3. or Section 8.3. or (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.3. or Section 8.3., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 3.5. Defaulting Lenders.

If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of 5 Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held by the Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

SECTION 3.6. Usury.

In no event shall the amount of interest due or payable on the Loans exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

SECTION 3.7. Agreement Regarding Interest and Charges.

THE PARTIES HERETO HEREBY AGREE AND STIPULATE THAT THE ONLY CHARGE IMPOSED UPON THE BORROWER FOR THE USE OF MONEY IN CONNECTION WITH THIS AGREEMENT IS AND SHALL BE THE INTEREST DESCRIBED IN SECTION 2.5.(a). THE PARTIES HERETO FURTHER AGREE AND STIPULATE THAT ALL OTHER CHARGES IMPOSED BY LENDERS AND THE AGENT

ON THE BORROWER IN CONNECTION WITH THIS AGREEMENT, INCLUDING ALL AGENCY FEES, DEFAULT CHARGES, LATE CHARGES, ATTORNEYS’ FEES AND REIMBURSEMENT FOR COSTS AND EXPENSES PAID BY THE AGENT OR ANY LENDER TO THIRD PARTIES OR FOR DAMAGES INCURRED BY THE AGENT OR ANY LENDER, ARE CHARGES MADE TO COMPENSATE THE AGENT OR ANY SUCH LENDER FOR UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY THE AGENT AND LENDERS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY PURSUANT TO OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 7-4-2 OR 7-4-18. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NONREFUNDABLE WHEN DUE.

SECTION 3.8. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed final, binding and conclusive on the Borrower absent demonstrable error. The failure of the Agent or any Lender to maintain or deliver such a statement of accounts shall not relieve or discharge the Borrower from its obligations hereunder.

SECTION 3.9. Reliance.

Neither the Agent nor any Lender shall incur any liability to the Borrower for acting upon any telephonic notice permitted under this Agreement which the Agent or such Lender believes reasonably and in good faith to have been given by an individual authorized to deliver the Notice of Borrowing, a Notice of Conversion or a Notice of Continuation on behalf of the Borrower.

SECTION 3.10. Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then the Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

(d) Refunds. If the Agent or any Lender shall become aware that it is entitled to a refund in respect of Taxes for which it has been indemnified by the Borrower pursuant to this Section, the Agent or such Lender shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a written request by the Borrower, apply for such refund at the Borrower’s sole cost and expense. So long as no Event of Default shall have occurred and be continuing, if the Agent or any Lender shall receive a refund in respect of any such Taxes as to which it has been indemnified by the Borrower pursuant to this Section, the Agent or such Lender shall promptly notify the Borrower of such refund and shall, within 30 days of receipt, pay such refund (to the extent of amounts that have been paid by the Borrower under this Section with respect to such refund and not previously reimbursed) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Agent and without interest (other than the interest, if any, included in such refund).

ARTICLE IV. YIELD PROTECTION, ETC.

SECTION 4.1. Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c) Notification and Determination of Additional Costs. Each of the Agent and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

SECTION 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Rate for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBO Rate; or

(b) the Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

SECTION 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

SECTION 4.4. Compensation.

The Borrower shall pay to the Agent for account of a Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if the LIBO Rate were set on the date on which such LIBOR Loan was repaid, prepaid or

Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate the LIBO Rate quoted on such date. Upon Borrower’s request (made through the Agent), any Lender seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

SECTION 4.5. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or Section 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or Section 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or Section 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 4.6. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

ARTICLE V. CONDITIONS

SECTION 5.1. Effectiveness.

The obligation of the Lenders to make any Loans to or for the account of the Borrower in accordance with the terms hereof is subject to the condition precedent that the Borrower deliver to the Agent each of the following, each of which shall be in form and substance satisfactory to the Agent:

(a) counterparts of this Agreement executed by each of the parties hereto;

(b) Notes executed by the Borrower, payable to the order of each Lender in accordance with Section 2.7.;

(c) the Guaranty executed by the Parent and any other Person that would be required under Section 7.3.(a) to become a party to the Guaranty as of the Effective Date;

(d) an opinion of Foley & Lardner, counsel to the Borrower, the Parent and the other Guarantors, and addressed to the Agent and the Lenders in substantially the form of Exhibit O-1;

(e) an opinion of Alston & Bird LLP, counsel to the Agent, and addressed to the Agent and the Lenders in substantially the form of Exhibit O-2;

(f) a certificate in the form of an Unencumbered Pool Certificate (as defined in the Existing Credit Agreement) addressed to the Agent and the Lenders prepared as of the Effective Date and giving pro forma effect to the Acquisition, including the incurrence by the Borrower, any Subsidiary and any Unconsolidated Affiliate of any Indebtedness incurred in connection therewith;

(g) a copy of the Purchase Agreement and any other material Purchase Documents executed in connection therewith requested by the Agent, together with all amendments and supplements thereto, certified by a officer of the Borrower to be true, correct and complete copies and in full force and effect;

(h) a certificate of the chief executive officer, chief financial officer or other senior officer of the Borrower certifying that the Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, and that no provision of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in an manner that could reasonably be expected to be materially adverse to the Lenders;

(i) a Compliance Certificate calculated as of the Agreement Date (giving pro forma effect to the Acquisition, the financing evidenced by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date), together with the Borrower’s reasonably detailed calculations showing that immediately following the making of the Loans, the condition described in Section 2.8.(e)(i) of the Existing Credit Agreement would not exist;

(j) the certificate of limited partnership of the Borrower certified as of a recent date by the Secretary of State of the State of Delaware;

(k) a Certificate of Good Standing issued as of a recent date by the Secretary of State of the State of Delaware;

(l) a certificate of incumbency signed by the Secretary or Assistant Secretary of the general partner of the Borrower with respect to each of the officers of the general partner of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party;

(m) certified copies (certified by the Secretary or Assistant Secretary of the general partner of the Borrower) of the partnership agreement of the Borrower and of all necessary action taken by the Borrower (and any of the partners of the Borrower) to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(n) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Guarantor certified as of a recent date by the respective Secretary of State of the State of formation of such Person;

(o) a Certificate of Good Standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by the respective Secretary of State of the State of formation of each such Person, as the case may be;

(p) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Person, authorized to execute and deliver the Loan Documents to which such Person is a party;

(q) copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of (i) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(r) a request from the Borrower for the Loans indicating how the proceeds thereof are to be made available to the Borrower, and if any of the Loans initially are to be LIBOR Loans, the Interest Period therefor;

(s) all loan closing fees and any other fees then due and payable to the Agent and the Lenders in connection with this Agreement; and

(t) such other documents, instruments and agreements as the Agent or any Lender may reasonably request.

SECTION 5.2. Conditions to All Loans.

The obligation of the Lenders to make any Loans is subject to the condition precedent that the following conditions be satisfied in the judgment of the Agent:

(a) immediately before and after the making of such Loan no Default or Event of Default shall have occurred and be continuing; and

(b) the representations and warranties of the Borrower and the Guarantors contained in the Loan Documents shall be true in all material respects on and as of the date of such Loan, except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted hereunder and the other Loan Documents.

The delivery of the Notice of Borrowing and the making of each Loan shall constitute a certification by the Borrower to the Agent and the Lenders that the statements in the immediately preceding clauses (a) and (b) are true.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

SECTION 6.1. Ownership Structure.

Part I of Schedule 6.1. is, as of the Agreement Date (but giving pro forma effect to the Acquisition), a complete and correct list of all Subsidiaries of the Parent (including all Subsidiaries of the Borrower), setting forth for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary, (c) the nature of the ownership interests held by each such Person and (d) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in such Schedule (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Part II of Schedule 6.1. correctly sets forth all Unconsolidated Affiliates of the Parent as of the Agreement Date (but giving pro forma effect to the Acquisition), including the correct legal name of such Person, the type of legal entity which each such Person is, and all ownership interests in such Person held directly or indirectly by the Parent.

SECTION 6.2. Authorization of Agreement, Notes, Loan Documents and Borrowings.

(a) Loan Documents. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to borrow hereunder (in the case of the Borrower) and to execute, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, as the case may be. This Agreement, the Notes and each of the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by such Loan Party and each is a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(b) Purchase Documents. Each Loan Party and the Joint Venture has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform the Operating Agreement and the Purchase Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, as the case may be. The Operating Agreement and the Purchase Documents to which any Loan Party or the Joint Venture is a party have been duly executed and delivered by such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

SECTION 6.3. Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, etc.

(a) Loan Documents. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowing of Loans hereunder do not and will not, by the passage of time, the giving of notice or otherwise (a) require any Governmental Approval or violate any Applicable Law relating to any Loan Party the failure to possess or to comply with which would have a Materially Adverse Effect; (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound and the violation of which would have a Materially Adverse Effect; or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Permitted Liens.

(b) Purchase Documents. The execution, delivery and performance of the Operating Agreement and any Purchase Document to which any Loan Party or the Joint Venture is a party in accordance with their respective terms do not and will not, by the passage of time, the giving of notice or otherwise (a) require any Governmental Approval or violate any Applicable Law relating to any Loan Party or the Joint Venture the failure to possess or to comply with which would have a Materially Adverse Effect; (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent documents of any Loan Party or the Joint Venture, or any indenture, agreement or other instrument to which any Loan Party or the Joint Venture is a party or by which it or any of its respective properties may be bound and the violation of which would have a Materially Adverse Effect; or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or the Joint Venture other than Permitted Liens.

SECTION 6.4. Absence of Defaults.

None of the Borrower, any Guarantor or any other Subsidiary of the Parent is in default under its articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent document, and no event has occurred, which has not been remedied, cured or waived (a) which constitutes a Default or an Event of Default; or (b) which constitutes, or which with the passage of time, the giving of notice or otherwise, would constitute, a default or event of default any such Person under any judgment, decree or order to which any such Person is a party or by which it or any of its properties may be bound.

SECTION 6.5. Financial Information.

The Borrower and the Parent have furnished to each Lender copies of their respective audited consolidated balance sheets dated December 31, 2004, and the related consolidated related statements of operations, stockholders’ equity and cash flows for the periods then ended (the “Financial Statements”). The chief financial officer of the Parent has certified that the Financial Statements have been prepared in accordance with GAAP, are complete and correct and present fairly the financial position of the Borrower and the Parent as of their respective dates. Each of the financial projections delivered, or required to be delivered, by the Borrower to the Agent or any Lender, whether prior to, on or after the date hereof represents or will represent, as of the date thereof, the reasonable good faith estimates of the Borrower’s financial performance. None of the Borrower, the Parent or any of its Consolidated Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements. Since December 31, 2004, there has been no material adverse change in the financial condition, operations, business or prospects of the Parent or any of its Subsidiaries. Each of the Parent, the Borrower, the other Guarantors and the other Subsidiaries is, and immediately after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

SECTION 6.6. Full Disclosure.

All written information furnished by or on behalf of the Borrower, any Guarantor or any other Subsidiary of the Parent to the Agent and the Lenders for purposes of or in connection with this Agreement and the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of the Borrower, any Guarantor or any other Subsidiary of the Parent to the Agent or any of the Lenders will be true and accurate in all material respects on the date as of which such information is stated or certified and does not, and will not, fail to state any material facts necessary to make the statements contained therein not misleading. The Parent has disclosed to the Agent in writing any and all facts known to the Parent which materially and adversely affect or may affect (to the extent the Parent can now reasonably foresee), the business, operations or financial condition of the Borrower, each Guarantor and each of the other Subsidiaries or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party.

SECTION 6.7. Non-Guarantor Entities.

No Non-Guarantor Entity or Unconsolidated Affiliate that has failed to become a party to the Guaranty under Section 7.3.(a) satisfies any condition contained in Section 7.3.(a).

SECTION 6.8. Tax Shelter Regulations.

None of the Borrower, any other Loan Party nor any other Subsidiary of the Parent intends to treat the Loans or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower, any other Loan Party or any other Subsidiary of the Parent determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records, including the identity of the applicable Loan Parties, all as required by such Treasury Regulation.

SECTION 6.9. Accuracy of Representations in Operating Agreement and Purchase Documents.

As of the Effective Date, the representations and warranties contained in the Operating Agreement and Purchase Documents made by the Borrower, any Subsidiary, the Parent, Macquarie CountryWide (US) No. 2 Corporation or the Joint Venture are true and correct in all material respects.

SECTION 6.10. Existing Credit Agreement Representations.

The Existing Credit Agreement Representations, which are hereby incorporated in this Agreement by reference as if set forth herein in full together with the related definitions, are each true and correct as if made on the date hereof (or any other date on which the other representations and warranties contained herein are made or deemed made), except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted under the Existing Credit Agreement or the other Loan Documents (as defined in the Existing Credit

Agreement). For purposes of this Section, if any definition incorporated by reference herein conflicts with a definition set forth herein, the definition incorporated by reference herein shall apply.

ARTICLE VII. COVENANTS

SECTION 7.1. Certain Notices and Information.

The Borrower and the Parent, as applicable, will deliver to the Agent:

(a) simultaneously with the delivery of each set of financial statements of the Parent delivered to the Agent and the Lenders, a certificate of the chief financial officer of the Parent substantially in the form of Exhibit Q to the Existing Credit Agreement (i) setting forth the information required to be contained therein pursuant to Section 7.1.(c) of the Existing Credit Agreement and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Parent and the Borrower are taking or proposes to take with respect thereto;

(b) within five days after any executive officer of the Borrower or the Parent obtains knowledge of any Default or Event of Default, a certificate of the president or chief financial officer of the Borrower or Parent, as applicable, setting forth the details thereof and the action which the Borrower or Parent is taking or proposes to take with respect thereto; and

(c) from time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any Guarantor or any other Subsidiary of the Parent as the Agent or any Lender may reasonably request.

SECTION 7.2. Use of Proceeds.

The Borrower will only use the proceeds of the Loans to finance its initial capital contribution to the Joint Venture. The Borrower may not use any proceeds of the Loans for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulations U and X.

SECTION 7.3. New Guarantors; Release.

(a) Generally. The Parent shall cause any Subsidiary and any Unconsolidated Affiliate that is not already a Guarantor (each a “New Guarantor”) to execute and deliver to the Agent an Accession Agreement, together with the other items required to be delivered under subsection (c) below, if such New Guarantor Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (i) the Parent; (ii) the Borrower; (iii) any other Subsidiary of the Parent or the Borrower; or (iv) any Non-Guarantor Entity (except in the case of an Unconsolidated Affiliate Guaranteeing, or otherwise becoming obligated in respect of, any Indebtedness of another Unconsolidated Affiliate). Any such Accession Agreement and the other items required under subsection (c) below must be delivered to the Agent no later than 10 days following the date on which any of the above conditions first applies to a Subsidiary.

(b) Other Guarantors. The Parent may, at its option, cause any other Person that is not already a Guarantor to become a New Guarantor by executing and delivering to the Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below.

(c) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsections (a) or (b) shall be accompanied by all of the following items, each in form and substance satisfactory to the Agent:

(i) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of such New Guarantor certified as of a recent date by the Secretary of State of the State of formation of such New Guarantor;

(ii) a Certificate of Good Standing or certificate of similar meaning with respect to such New Guarantor issued as of a recent date by the Secretary of State of the State of formation of such New Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such New Guarantor is required to be so qualified;

(iii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;

(iv) copies certified by the Secretary or Assistant Secretary of such New Guarantor (or other individual performing similar functions) of (1) the by-laws of such New Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (2) all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(v) an opinion of counsel to the Borrower and such New Guarantor, addressed to the Agent and Lenders, and regarding, among other things, the authority of such New Guarantor to execute, deliver and perform the Guaranty, and such other matters as the Agent or its counsel may request; and

(vi) such other documents and instruments as the Agent may reasonably request.

(d) Release of Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not the Parent; (ii) such Guarantor is not required to be a party to the Guaranty under this Section; and (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

SECTION 7.4. Certain Covenants of Existing Credit Agreement.

The Borrower and the Parent will perform, comply with and be bound by, for the benefit of the Agent and the Lenders, each of its agreements, covenants and obligations contained in the Existing Credit Agreement (other than those contained in Section 8.17.(a) of the Existing Credit Agreement), each of which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference.

ARTICLE VIII. DEFAULTS

SECTION 8.1. Events of Default.

If one or more of the following events shall have occurred and be continuing:

(a) Default in Payment. The Borrower shall fail to pay (i) the principal amount of any Loan when due or (ii) any interest on any Loan or other Obligation, or any fees or other Obligations, owing by it, solely in the case of this clause (ii), within 5 Business Days of the due date thereof.

(b) Default in Performance-Cure. The Parent or the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by the immediately preceding subsection (a)) for a period of 30 days after written notice thereof has been given to the Borrower or the Parent, as applicable, by the Agent.

(c) Other Loan Documents. An Event of Default under and as defined in any Loan Document shall occur and be continuing or any Loan Party shall fail to observe or perform any covenant or agreement contained in any of the Loan Documents to which it is a party and such failure shall continue beyond any applicable period of grace.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Parent, the Borrower, any Guarantor or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Parent, the Borrower, any Guarantor or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

(e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any Guarantor, any other Loan Party or any other Affiliates shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any Guarantor, any other Loan Party or any other Affiliates, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Guarantors. Any Guarantor shall fail to comply with any term, covenant, condition or agreement contained in the Guaranty, or any Guarantor shall disavow, revoke or terminate or attempt to do any of the foregoing with respect to the Guaranty.

(h) Existing Credit Agreement Default. Subject to Section 10.15.(a), an Existing Credit Agreement Default (each Existing Credit Agreement Default being hereby incorporated herein by reference) shall occur.

SECTION 8.2. Remedies.

Upon the occurrence of an Event of Default, and in every such event, the Agent shall, upon the direction of the Requisite Lenders, (i) by notice to the Borrower terminate the Commitments, which shall thereupon terminate, and (ii) by notice to the Borrower declare the Loans and all other Obligations to be, and the Loans and all other Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or notice of intention to accelerate, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, upon the occurrence of any of the Events of Default specified in Section 8.1.(e) or (f) above, without any notice to the Borrower or any other act by the Agent, the Commitments shall thereupon immediately and automatically terminate and the Loans and all other Obligations shall become immediately due and payable without presentment, demand, protest, notice of intention to accelerate or notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 8.3. Allocation of Proceeds.

If an Event of Default shall have occurred and be continuing and the maturity of the Notes has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied by the Agent in the following order and priority:

(a) amounts due to the Agent and the Lenders in respect of fees and expenses due under Section 10.3.;

(b) payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders;

(c) payments of principal of all other Loans, to be applied for the ratable benefit of the Lenders;

(d) amounts due to the Agent and the Lenders pursuant to Sections 9.6. and 10.5.;

(e) payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

SECTION 8.4. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

SECTION 8.5. Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

ARTICLE IX. THE AGENT

SECTION 9.1. Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall deliver to each Lender, promptly upon receipt thereof by the Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Agent pursuant to Section 7.1. The Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Agent to exercise such right or remedy. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

SECTION 9.2. Wells Fargo as Lender.

Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders except as expressly stated otherwise herein. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

SECTION 9.3. Approvals of the Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

SECTION 9.4. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders.

SECTION 9.5. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

SECTION 9.6. Indemnification of the Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Agent) actually incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

SECTION 9.7. Lender Credit Decision, Etc.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, the Guarantors, the other Loan Parties and their affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, and based on the financial statements of the Borrower, the Guarantors, the other Loan Parties and their affiliates, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any Guarantor, any other Loan Party or any other Affiliate which may come into possession of the Agent or any of its officers, directors, employees, the Agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

SECTION 9.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for gross negligence or wilfull misconduct by all Lenders (other than the Lender then acting as Agent) upon 30-day’s prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or the Lenders’ removal of the current Agent, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

SECTION 9.9. Titled Agents.

The Sole Lead Arranger in such capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The title given to the Sole Lead Arranger is solely honorific and implies no fiduciary responsibility on the part of the Sole Lead Arranger to the Agent, any Lender, the Borrower or any other Loan Party and the use of such title does not impose on the Sole Lead Arranger any duties or obligations greater than those of any other Lender or entitle the Sole Lead Arranger to any rights other than those to which any other Lender is entitled.

ARTICLE X. MISCELLANEOUS

SECTION 10.1. Notices.

(a) Generally. All notices, requests and other communications to any party under the Loan Documents shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party as follows:

If to the Borrower:

Regency Centers Corporation

121 West Forsyth Street, Suite 200

Jacksonville, Florida 32202

Attention: Chief Financial Officer

Telecopier: (904) 634-3428

Telephone: (904) 356-7000

If to a Lender or the Agent:

To such Lender’s or the Agent’s Lending Office

or as to each party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (b) if given by any other means (including facsimile), when delivered at the applicable address provided for in this Section; provided that notices to the Agent under Article II., and any notice of a change of address for notices, shall not be effective until received. In addition to the Agent’s Lending Office, the Borrower shall send copies of the information described in Section 7.1. to the following address of the Agent:

Wells Fargo Bank, National Association

Real Estate Group

Koll Center

2030 Main Street, Suite 800

Irvine, California 92714

Attention: Ms. Rita Swayne

(b) Electronic Document Delivery. Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Agent or the Borrower); provided, however, that the foregoing shall not apply to notices to any Lender (i) pursuant to Article II. or (ii) if such Lender has not notified the Agent and the Borrower that such Lender cannot or does not want to receive electronic communications. Documents delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Agent or the Borrower posts such documents or the documents become available on a commercial website and the Agent or the Borrower notifies each Lender of said posting and provides a link thereto; provided, however, if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.1.(c) of the Existing Credit Agreement to the Agent and shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender to the Borrower. The Agent shall have no obligation to request the delivery of or to maintain paper copies of any documents delivered electronically, and in no event shall have any responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

SECTION 10.2. No Waivers.

No failure or delay by the Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.3. Expenses.

The Borrower agrees to pay on demand all present and future reasonable expenses of:

(a) the Agent in connection with the negotiation, preparation, execution and delivery (including reasonable out-of-pocket costs and expenses incurred in connection with the assignment of Commitments pursuant to Section 10.8.) of this Agreement, the Notes and each of the other Loan Documents, whenever the same shall be executed and delivered, including appraisers’ fees, search fees, recording fees and the reasonable fees and disbursements of: (i) Alston & Bird LLP, counsel for the Agent, and (ii) each local counsel retained by the Agent;

(b) the Agent in connection with the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Agent or any Lender relating to this Agreement, the Notes or any of the other Loan Documents or sales of participations in any Lender’s Commitment, including the reasonable fees and disbursements of counsel to the Agent;

(c) the Agent and each of the Lenders in connection with any restructuring, refinancing or “workout” of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, including the reasonable fees and disbursements of counsel to the Agent actually incurred;

(d) the Agent and each of the Lenders, after the occurrence of a Default or Event of Default, in connection with the collection or enforcement of the obligations of the Borrower under this Agreement, the Notes or any other Loan Document, including the reasonable fees and disbursements of counsel to the Agent or to any Lender actually incurred if such collection or enforcement is done by or through an attorney;

(e) subject to any limitation contained in Section 10.5., the Agent and each of the Lenders in connection with prosecuting or defending any claim in any way arising out of, related to, or connected with this Agreement, the Notes or any of the other Loan Documents, including the reasonable fees and disbursements of counsel to the Agent or any Lender actually incurred and of experts and other consultants retained by the Agent or any Lender in connection therewith;

(f) the Agent and each of the Lenders, after the occurrence of a Default or Event of Default, in connection with the exercise by the Agent or any Lender of any right or remedy granted to it under this Agreement, the Notes or any of the other Loan Documents including the reasonable fees and disbursements of counsel to the Agent or any Lender actually incurred;

(g) the Agent in connection with costs and expenses incurred by the Agent in gaining possession of, maintaining, appraising, selling, preparing for sale and advertising to sell any collateral security, whether or not a sale is consummated; and

(h) the Agent and each of the Lenders, to the extent not already covered by any of the preceding subsections, in connection with any bankruptcy or other proceeding of the type described in Sections 8.1.(e) or (f), and the reasonable fees and disbursements of counsel to the Agent and any Lender actually incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any such proceeding, including without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Agent or such Lender and (iii) the negotiation and preparation of any plan of reorganization of the Borrower, whether proposed by the Borrower, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

SECTION 10.4. Stamp, Intangible and Recording Taxes.

The Borrower agrees to pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents or the perfection of any rights or Liens thereunder.

SECTION 10.5. Indemnification.

The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent and each of the Lenders and their respective directors, officers, the agents and employees from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it results from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigations, claims or proceedings which arise out of or are in any way related to: (i) this Agreement or the transactions contemplated thereby; (ii) the making of Loans; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; or (iv) the Agent’s or the Lenders’ entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other similar action taken by the Borrower, the Agent or any of the Lenders in connection with the required compliance by the Borrower or any of the Subsidiaries, or any of their respective properties, with any federal, state or local Environmental Laws or other material environmental rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its other obligations set forth in this Agreement and the other Loan Documents.

SECTION 10.6. Setoff.

Subject to Section 3.4. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 8.2., and although such obligations shall be contingent or unmatured.

SECTION 10.7. Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Certain Requisite Lender Consents. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by the Requisite Lenders (which must include the Lender then acting as Agent) or the Agent at the written direction of such Requisite Lenders, do any of the following:

(i) amend Section 9.2. or 9.7. of the Existing Credit Agreement incorporated herein by reference or waive any Default or Event of Default occurring under Section 8.1. resulting from a violation of either such Section; or

(ii) modify the definitions of the terms “Borrowing Base”, “Total Liabilities”, “Gross Asset Value”, “Unencumbered Pool Value”, “Unencumbered NOI” or “Indebtedness” (or the definitions used in such definition or the percentages or rates used in the calculation thereof) to the extent incorporated herein by reference.

(c) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of all of the Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 10.8.) or subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii) reduce the amount of any Fees payable to the Lenders hereunder;

(iv) postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 10.8.;);

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated under Section 7.3.(d); or

(ix) waive a Default or Event of Default under Section 8.1.(a).

(d) Amendment of Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

SECTION 10.8. Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 10.6., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Assignments. Any Lender may with the prior written consent of the Agent and the Borrower (which consent in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000; (iii) after giving effect to any such assignment by the Agent, the Agent in its capacity as a Lender shall retain a Commitment, or if the Commitments have been terminated, hold Notes having an aggregate outstanding principal balance, greater than or equal to the Commitment of each other Lender (other than any Lender whose Commitment has increased as a result of a merger or combination with another Lender); and (iv) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,000. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, the Parent or any of their respective affiliates or Subsidiaries.

(d) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligation thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No 10, as amended from time to time.

(e) Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

SECTION 10.9. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 10.10. USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Agent or a Lender may from time-to-time request, and the Borrower shall provide to the Agent or such Lender, the name, address, tax identification number and/or such other identification information regarding the Borrower or any of its Subsidiaries as shall be necessary for the Agent or such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

SECTION 10.11. Litigation.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND THAT A TRIAL BY JURY COULD RESULT IN SIGNIFICANT DELAY AND EXPENSE. ACCORDINGLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST THE BORROWER ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF LENDERS OF ANY KIND OR NATURE RELATING IN ANY WAY TO THE LOAN DOCUMENTS.

(b) EACH PARTY HERETO HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND THE PARENT EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION. FURTHER, THE BORROWER AND THE PARENT EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

SECTION 10.12. Confidentiality.

Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents.

SECTION 10.13. Counterparts; Integration.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, together with the other Loan Documents, constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.14. Invalid Provisions.

Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be illegal, invalid or unenforceable shall not invalidate the remaining provisions of such Loan Document which shall remain in full force and effect and the effect thereof shall be confined to the provision held invalid or illegal.

SECTION 10.15. Existing Credit Agreement Provisions.

(a) Notwithstanding any provision of any Loan Document to the contrary, the Borrower, the Parent, the Agent and the Lenders hereby agree that on or after the Agreement Date any amendment to, or waiver of, (i) the Existing Credit Agreement Representations, (ii) the

Existing Credit Agreement Defaults or (iii) the covenants from the Existing Credit Agreement referred to in Section 7.4., which has been consented to by the Requisite Lenders, shall be deemed to be incorporated herein by reference and shall become effective hereunder when such amendment or waiver becomes effective thereunder, without any further action necessary by the Borrower, the Parent, the Agent or the Lenders; provided, however, if an Event of Default (as defined in the Existing Credit Agreement) shall occur as a result of a breach of any term or provision of the Existing Credit Agreement that is not incorporated into this Agreement and such Event of Default shall be waived by the parties to the Existing Credit Agreement in accordance with the terms thereof, then the occurrence of such Event of Default shall not, in and of itself, cause an Event of Default hereunder. Any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given. The Borrowers agree to provide promptly the Agent and each Lender with a copy of such amendment or waiver.

(b) The Existing Credit Agreement Representations, the Existing Credit Agreement Defaults and the covenants from the Existing Credit Agreement referred to in Section 7.4. incorporated herein by reference and any definitions or other terms or provisions of the Existing Credit Agreement incorporated herein by reference, will be deemed to continue in effect for the benefit of the Agent and the Lenders until this Agreement has terminated in accordance with its terms, including, without limitation, whether or not the Existing Credit Agreement remains in effect or whether or not the Existing Credit Agreement is amended, restated or terminated after the date hereof. For purposes of the foregoing, (i) references in the provisions of the Existing Credit Agreement incorporated herein by reference to the “Borrower” shall be deemed to refer to the Borrower; (ii) references therein to the “Agent,” “Lenders” and “Lender” shall be deemed to refer to the Agent, the Lenders and a Lender, respectively; and (iii) the terms “Agreement,” “hereto” and “hereof” when used in the provisions of the Existing Credit Agreement incorporated herein by referenced shall be deemed to refer to this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its sole general partner

	By:	/s/ J. Christian Leavitt
	Name:	J. Christian Leavitt
	Title:	Senior Vice President and Secretary

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
Name:	J. Christian Leavitt
Title:	Senior Vice President and Secretary

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent and as a Lender

By:

Name:

Title:

Lending Office (all Types of Loans):

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1805
Atlanta, Georgia 30339
Attention: Sam Wammock or Jack Misiura
Telecopier: (770) 435-2262
Telephone: (770) 435-3800

Commitment Amount:

$165,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

COMERICA BANK

By:

Name:

Title:

Lending Office (all Types of Loans):

P.O. Box 75000
Detroit, MI 48275-3256
Attention: Betsy Branson
Telecopier: (313) 222-3697
Telephone: (313) 222-5878

Commitment Amount:

$20,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

COMMERZBANK AG, NEW YORK BRANCH,

By:

Name:

Title:

By:

Name:

Title:

Lending Office (all Types of Loans):

2 World Financial Center
New York, NY 10281
Attention: David Schwarz
Telecopier: (212) 266-7565
Telephone: (212) 266-7632

Commitment Amount:

$20,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Lending Office (all Types of Loans):

One PNC Plaza 19th Floor
MS# P1-P0PP-19-2
Pittsburgh, PA 15222
Attention: Colleen Choff
Telecopier: (412) 768-3930
Telephone: (412) 762-6092

Commitment Amount:

$20,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

SUNTRUST BANK

By:

Name:

Title:

Lending Office (all Types of Loans):

8330 Boone Boulevard
8th Floor
Vienna, VA 22182
Attention: Nancy B. Richards
Telecopier: (703) 442-1570
Telephone: (703) 442-1557

Commitment Amount:

$20,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

U.S. BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Lending Office (all Types of Loans):

150 Fourth Avenue North
CN-TN-PL02
Nashville, TN 37219
Attention: Bryan Jacobs
Telecopier: (615) 251-9242
Telephone: (615) 251-9250

Commitment Amount:

$20,000,000.00

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

June 1, 2005 with Regency Centers, L.P.]

COMMERCEBANK, N. A.

By:	/s/ Alan Hills
Name:	Alan Hills
Title:	Vice President

Lending Office (all Types of Loans):

220 Alhambra Circle, 11th Floor
Coral Gables, FL 33134
Attention: Tammy Lobet / Marie Rosales
Telecopier: (305) 460-8637
Telephone: (305) 460-8722

Commitment Amount:

$10,000,000.00

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 1, 2005

among

REGENCY CENTERS, L.P.,

as Borrower,

REGENCY CENTERS CORPORATION,

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO AND THEIR

ASSIGNEES UNDER SECTION 10.8. HEREOF,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger

and

as Administrative Agent

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SECTION 10.11. Litigation.	51
SECTION 10.12. Confidentiality.	52
SECTION 10.13. Counterparts; Integration.	52
SECTION 10.14. Invalid Provisions.	52
SECTION 10.15. Existing Credit Agreement Provisions.	52

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Guaranty
Exhibit C	Form of Note
Exhibit D	Form of Notice of Continuation
Exhibit E	Form of Notice of Conversion
Exhibit O-1	Form of Opinion of Counsel to the Loan Parties
Exhibit O-2	Form of Opinion of Counsel to the Agent

Schedule 6.1.	Ownership Structure

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